UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 1, 2007
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
625 E. Kaliste Saloom Road
Lafayette, Louisiana		70508

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 1, 2007, we entered into a $300 million senior secured credit facility among Stone Energy Corporation, as borrower, Bank of America, N.A., as administrative agent, and the financial institutions named therein. The credit facility replaces our previous $500 million credit facility, has an initial borrowing base of $175 million and matures on July 1, 2011. Under the financial covenants of our new credit facility, we must (i) maintain a ratio of consolidated debt to consolidated EBITDA, as defined in the credit agreement, for the preceding four quarterly periods of not greater than 3.25 to 1 and (ii) maintain a ratio of EBITDA to consolidated Net Interest, as defined in the credit agreement, for the preceding four quarterly periods of not less than 3.0 to 1.0. In addition, the new credit facility places certain customary restrictions or requirements with respect to disposition of properties, incurrence of additional debt, change of ownership and reporting responsibilities. These covenants may limit or prohibit us from paying cash dividends but do allow for limited stock repurchases.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The description of the credit agreement described under Item 1.01 is incorporated into this Item 2.03 by reference. In addition, the credit agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
10.1	$300,000,000 Amended and Restated Credit Agreement among Stone Energy Corporation as Borrower, Bank of America, N.A. as Administrative Agent, and the financial institutions named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION
Date: November 6, 2007	By:	/s/ J. Kent Pierret
J. Kent Pierret
Senior Vice President, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	$300,000,000 Amended and Restated Credit Agreement among Stone Energy Corporation as Borrower, Bank of America, N.A. as Administrative Agent, and the financial institutions named therein.